Piedmont Mining Company Closes Private Placement

Reno, NV – May 27, 2008 - Piedmont Mining Company, Inc. (OTC BB: PIED) today announced that it has closed a US$480,500 private placement. This funding was arranged and managed by IBK Capital Corp. of Toronto, Ontario. The offering consisted of 3,203,331 Units, with each Unit consisting of one share of Common Stock and one two year warrant exercisable at US$0.26 per share. The Units were priced at US$0.15 per Unit. Net of commissions, the Company has received US$437,255 from this funding. In addition, IBK Capital has been granted a two-year warrant to purchase 320,333 shares of Piedmont’s Common Stock at US$0.15 per share.

These funds will be used to pursue the Company’s exploration program in Nevada and for working capital purposes.

Piedmont is an exploration-stage company, exploring for gold and silver in Nevada. It has entered into agreements with experienced and respected exploration groups on 7 properties in Nevada. It participates through funding exploration costs utilizing highly skilled people only on an as needed basis thus minimizing G&A costs. It can drop properties that don’t meet expectations. The Company’s Common Stock is traded on the OTC Bulletin Board under the symbol: PIED.

FORWARD-LOOKING STATEMENTS: “Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements relating to the company’s business activities and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations about the Company’s business. Words such as expects, anticipates, intends, plans, believes, estimates and similar words and expressions are intended to identify such forward-looking statements. These statements involve risks that are difficult to evaluate. Actual results can vary from descriptions herein due to many factors including changes in metal prices and business conditions; changes in laws and regulations; problems encountered in exploration and obtaining permits; changes in the competitive environment; technological advances; shortages of skilled workers, drill rigs and equipment; the need for additional capital and other risks listed in the Company’s Securities and Exchange Commission filings under "risk factors" and elsewhere. Forward-looking statements speak only as of the date they were made. The Company does not undertake any obligation to update forward-looking statements.

Piedmont Mining Company, Inc.	Reno, Nevada	www.piedmontmining.com
Contact:	Robert M. Shields, Jr.	212-734-9848
Investor Relations: Maria Da Silva	877-261-4466